Ex 99.2

Scientific Learning Corp. (SCIL)
Q2 2008 Earnings Call
05:00 PM July 30, 2008 ET
Corrected Transcript

Operator: Good day, everyone, and welcome, to the Scientific Learning Second Quarter Financial Results Conference Call. Today’s conference is being recorded. On the phone with us today is Mr. Robert Bowen, Chairman and Chief Executive Officer, Andy Myers, President and Chief Operating Officer and Jane Freeman, Chief Financial Officer.

Now for opening remarks and introductions, I would like to turn the call over to Ms. Jane Freeman. Please go ahead, ma’am.

Jane A. Freeman, Executive Vice President and Chief Financial Officer

Thank you, Kimberly. Before we proceed, I’d like to inform you that during the course of this conference call, we’ll make projections and other forward-looking statements that are covered by the Safe Harbor created by the Federal Securities laws. These may include statements related to projected levels of revenue, booked sales, margins, expenses, profit or loss, cash flow and the other financial results and drivers behind them, trends in the K-12 education market, including available funding, results that may be achieved by the use of our products, expected staffing level and new product introductions.

Such statements are subject to risks and uncertainties, and the results may differ materially from our projections. Our filings with the Securities and Exchange Commission include additional information about factors that could cause future results to differ from those discussed on this call. We will file a transcript of this conference call with our press release and an 8-K later this week or early next week.

During the call, we will be discussing certain non-GAAP financial measures. A reconciliation of those items with the corresponding GAAP information is included as supplemental information in the Investor Information section of our website at www.scientificlearning.com. Commercial reproduction and distribution of this conference call may be made only after written permission. A replay will be available on our website.

And now I’d like to turn the call over to Bob Bowen, our Chairman and CEO.

Robert C. Bowen, Chairman and Chief Executive Officer

Thanks, Jane. While the financial statements do not yet reflect the impact of the substantial operating changes that Andy Myers, our President and Chief Operating Officer, outlined on our Q1 call, we are pleased and encouraged with the results we are seeing to these initiatives and actions. With more changes being taken and launched in Q3, we believe the second half financials will begin to evidence these important results more clearly.

1.

Revenues for Q2 were down 8%, however, when you analyze the results without the large Duval County transaction of $7.4 million in Q2 of ‘07, and the associated $3.2 million in high-margin license revenue, revenues would have been up 19%. We had 31 transactions over a $100,000 in Q2, up from 25 in last year’s Q2, with two of these transactions coming from outside the K-12 market. There were no multi-million-dollar transactions in the quarter.

This expansion in the customer base is encouraging and provides important sales momentum for the second half. While booked sales were down in Q2, with this single large purchase removed from the comparison, K-12 sales were up 18%. Sales outside of K-12 were up 19%, led by international with an increase of 69%. We continue to be encouraged by the growing interest in brain research around the world and the use of our Fast ForWord software to accelerate learning. Asia continues to be our fastest growing area in the world learning markets.

We’re also very pleased with the reception and interest in our newly acquired Reading Assistant, both in domestic and international markets. An approach that assists instructors in providing all students with consistent individualized oral reading practice that is required to build reading fluency is of great interest to the reading community. Of course, the fluency training provided by the Reading Assistant is a great complement to Fast ForWord’s unique ability to quickly build brain-processing speed. Frequency and effective fluency training increases the neural networks that connect the areas of the brain required for effective learning and reading.

We made progress in the realignment of our costs with expenses in Q2 up modestly. Analyzing results without the expenses associated with the Reading Assistant acquisition and the increase in stock expenses, these numbers would have been down significantly. We anticipate the leverage being gained on our cost structures will be even more evident in the second half results as these significant changes have even more impact.

Operating profits were $690,000, down substantially compared to last year. We ended Q2 with 2.3 million in cash and with receivables in excellent shape. As you are aware, and consistent with our historical performance, we consume cash in the first half and the second quarter is our lowest cash balance point. We build cash in the second half, and we expect to continue that pattern for the balance of 2008.

Andy Myers will now review the progress being made on the significant operating changes that have been effectively initiated, as well as additional changes that have been put in place in Q3. He will also discuss progress on the special initiatives designed to impact 2008 sales. Jane Freeman, our Executive Vice president and CFO, will follow Andy and provide more detail on the financial as well as her perspective on the business. Andy?

2.

Andy Myers, President and Chief Operating Officer

Thanks, Bob. Our 2008 performance initiatives are primarily tied to maximizing K-12 sales and focusing on expenses throughout the organization. During the second quarter, we hired four new inside-sales representatives, bringing the total number of employees on that team to eight; six of those representatives are aligned with the six sales regions that we have and provide coverage for smaller less-geographically accessible accounts, and the other two are focused on maximizing contract renewals for customer support and subscriptions. The four members of that team that were in place at the start of the year are all on track to achieve their annual targets, with one already having exceeded annual quota.

We expect inside sales to deliver about 9% of our total K-12 sales for the year, up from 6% in 2007, and we intend to grow this inside team more rapidly than we grow our field sales organization as we expand sales capacity in the coming three years. As the ratio of inside-sales representatives to field sales grows, we expect the number of individual transactions to increase and the volatility of our quarterly and annual sales to decrease.

The addition of new territories, particularly within inside sales, is one of the three factors in our model for planned sales growth. The other two are minimizing sales turnover rates and second, increasing average annual territory sales given the sales representatives’ tenure with the company.

Both of these two factors are tied to our ability to attract, hire, develop and retain high-quality sales professionals, particularly within our field sales organization. Our efforts to simplify our messaging and pricing, coupled with a project to target key sales competencies for recruiting and professional development, are part of a broader internal initiative tied to specific metrics for minimizing unwanted turnover and improving productivity for representatives.

We recently consolidated the field team and territories to 44 positions from 47 at the quarter’s end, providing a more solid foundation to build upon and putting incremental opportunities in the hands of account managers who are ready to leverage them.

Overall, I feel very positive about the people we have in place and the momentum we are gaining in the sales organization as a new culture emerges. Our focus on Texas and our 2008 emphasis on major opportunities are both beginning to yield results. Year-to-date sales in Texas have only increased 6% over this point in 2007, but we expect an acceleration of growth in that state through the second half of 2008. We are encouraged by the fact that Fast ForWord was one of 10 programs selected for the Intensive Reading Intervention list in Texas, which is funded for $15 million in grants to be awarded this year.

During Q2 2008, we closed 29 K-12 deals of six figures or more versus 25 for the second quarter of 2007. Our CEO, Bob Bowen, continues to work directly with our account managers and regional sales directors on major opportunities, deemed to have potential,

3.

of $1 million or more. While a number of these named opportunities may not close in 2008, and some that do come in may fall short of the seven-figure mark, we are pleased with the approximate 3.9 million in Q2 sales that were tied to this initiative. And based upon the progress we are making with these accounts, we expect even greater results in each of the two remaining quarters this year.

Reading Assistant sales in the second quarter were below our initial targets, but we saw solid progress in adoptions and pipeline development during the quarter. 19 of our representatives have already closed a Reading Assistant sale, despite the fact that pre-existing distributor contracts kept most of our sales team from selling the product until March, and many budgetary decisions had been made by that time of year.

As we had hoped, Reading Assistant is opening doors previously closed to Fast ForWord products and giving us the opportunity to build new relationships for current and future business. In fact, we were just made aware that Reading Assistant combined with Fast ForWord Reading was approved as a supplemental reading intervention for the state of Georgia.

Our primary sources of funding are federal dollars for Title 1 and Special Education - programs that continue to increase. However, we have lost some business due to the general downturn in the economy as school administrators have delayed decisions to implement our products while they deal with uncertainties in other areas of their budgets.

I remain optimistic that when we are able to establish the significant value of our solution for effective learning, our customers find a way to purchase. For example, although the economic conditions in the state of Florida have been difficult, we were able to close a $978,000 sale to Polk County schools during the second quarter; our first major transaction directly connected to the placement of Fast ForWord on a state’s approved list of reading programs.

Finally as I mentioned at the end of the first quarter, we are heavily focused in bringing our expenses into alignment with expected sales levels. Expense control efforts have been paying off, as evidenced by our comparison of operating expenses from first quarter to the second. Some of the savings, which include a five-month 15% salary deferral taken by our CEO, Bob Bowen, and a 10% deferral taken by each of the other members of our senior leadership team, has been applied to an incremental sales incentive for our team to achieve individualized stretch targets that take into account their year-to-date performance, historical results by territory and specific opportunities in the pipeline.

Our sales team knows that these stretch targets add up to a new high watermark for sales in our company’s history and I’m pleased with their commitment to make it happen. Regarding our long-term strategies mentioned in the previous call, during the first quarter, you may recall that we eliminated a layer of field management and aligned functional areas within the organization to improve operations. This change prepared us for the recent launch of a new services model, which we are testing in two of our six sales regions during the second half of 2008. The purpose of this model is to introduce the

4.

concept of account ownership within our services team, which will enable our sales account managers and their implementation-consultant counterparts to collaborate and respond more directly to the needs of our customers.

The combination of this new model with our new Web-based workshops and pre-recorded online training sessions, will give us the ability to have more frequent and meaningful interactions with our customers in shorter, more flexible ways. We expect these changes to gives us the ability to achieve high quality implementations more consistently while continuing to improve our gross margins via a more favorable sales mix.

We continue to make progress in improving our internal operations. Manual components of our renewals management and sales forecasting processes have been replaced by automated tools tied to our CRM system. We also just completed national meetings for our US K-12 sales and services organizations, which marked the accelerated launch of the simplified pricing model, our new messaging and the new Web-based training offerings we just discussed.

These initiatives had previously been introduced as potential improvements to fuel growth in 2009 and beyond, but thanks to the tremendous collaboration and focus of several cross-functional teams within the company, these programs were able to be pulled forward to help drive 2008 sales.

Our new messaging and presentation tool has been extremely well received by our sales team and our customers. Our message is simple and it describes our differentiated solutions from the perspective of our customers.

Learners achieve unusually significant, rapid and enduring gains because of our unique approach, which considers both the quality of the curriculum and the readiness of learners’ brains to capture, process and retain instruction. Struggling readers, English language learners and special education students each follow individualized learning paths to fit their specific needs and our ability to ensure implementation fidelity with web-based progress tracking and reporting, remote performance monitoring and on-going partnership via high-quality service and support resources is unmatched.

We expect our sales team to become proficient with this message and, over time, realize the steady decrease in our ratio of sales and marketing expenses to revenue. Overall, the purpose of our new pricing model is to simplify and shorten the sales cycle rather than increase or decrease price levels overall.

Early feedback from our sales organization indicates that the model, which combines our 11 Fast ForWord products into four streamlined product series, and includes the tool for our sales team to explain and deliver pricing information on the spot, should help customers see how easy it is to get started with us and encourage them to purchase the full range of solutions needed to support the academic achievement of their target-student populations.

5.

Perhaps our most critical long-term initiative is our internal research and product development roadmap, which is designed to maximize our US K-12 success while providing the flexibility to reach learners directly, anytime and anywhere, with the tools and capabilities needed to realize enduring achievement gains. We must always think about the most direct and effective way to support learners in order to realize the educational and business potential of our innovative intellectual property.

Last month we released version 2 of our language products, which has demonstrated during our field trials both increased student engagement and improved efficiency of instruction, which means reduced time on the system to meet similar progress and achievement benchmarks versus the previous version.

We continue to gather student speech samples to refine the recognition and feedback capabilities of Reading Assistant for various accents throughout the United States. This unique flexibility in our product remains the key differentiator for educators who aim to improve fluency and thereby vocabulary and comprehension for an increasingly diverse set of students in every classroom. Current product enhancements continue to move us closer to the ultimate goals of full Web delivery of our products and the reusability of our tools and methods across multiple markets.

In conclusion, while I’m not satisfied with where our business performance is currently, our efforts to align our cost structure with current sales levels and to improve the efficiency of internal operations have gained traction and support within the company during the second quarter, and we expect to gain even greater momentum as the additional changes in messaging, pricing and services just introduced this month, begin to have an impact.

Most importantly, I’m sensing widespread support for our vision for accelerated learning. An emphasis on curriculum standards and effective delivery of instructional content has taken learners to a certain point and parents and educators are not yet satisfied with the results. I believe that the combination of the right instruction with an individualized brain-based approach to learning holds the key to the kind of achievement gains we envision for our students.

As options for instructional content look more and more alike, I’m very excited to be associated with the unique solution for the learner side of the equation, which holds great promise given the phenomenal student results we have seen thus far in our evolution. So far, we have not been prepared to hasten this disruption in the market nor fully take advantage of it, if it had come. But I’m confident we have identified the operational challenges that have been holding us back and we are quickly taking the right steps not to just to be ready for this change, but to be a catalyst for this change.

I appreciate your time and interest in our comments and our business. I will now turn the time over to Jane Freeman, our Executive Vice President and CFO, for a discussion of our sales and financial results for the second quarter of 2008.

6.

Jane A. Freeman, Executive Vice President and Chief Financial Officer

Thanks, Andy. Revenue for the quarter was $13.5 million, a decrease of 8%, compared to 14.6 million in the second quarter of 2007. In last year’s second quarter, we had a single transaction that contributed 3.2 million in product revenue to the quarter, which we were not able to replicate this year. Excluding this transaction, second quarter revenue increased 19%. As Andy mentioned, we had a 16% increase in the number of K-12 school districts purchasing more than $100,000 in product and services in the second quarter, and the average size of these transactions increased 20%, after excluding last year’s large sale. The best-performing regions for the quarter were the southeast and central regions. The central region includes Texas, and our top-five states this quarter were Florida, Mississippi, Nevada, New York and Texas.

Deferred revenue totaled 20.6 million at the end of the quarter, compared to 21.1 million on June 30, 2007, and up from 19.8 million on March 31. Last year, we made two important introductions: Reading Progress Indicator, which measures improvements in reading skills, and we introduced shortened daily protocols to provide increased flexibility and implementation for schools. Both of these initiatives have borne fruit.

In the second quarter, we administered 35,000 assessments to students through Reading Progress Indicator and our sales organization has found it to be very useful in helping districts better understand the direct impact of Fast ForWord on reading achievement.

You recall that the Reading Progress Indicator is highly correlated with Woodcock-Johnson, a well-established standardized reading test. The majority of students show gains in reading after being tested through Reading Progress Indicator, and the average gain for those students was 1.2 years of reading achievement in only 100 days. Customers like our shortened daily protocol. In the second quarter, almost 40,000 students – about 50% of all students using Fast ForWord – used the 30- and 40-minute protocol. We’re actively working on other shortened protocols that can be used only three days a week.

Booked sales, which represent net new business during the quarter, declined 26% to 14.3 million, compared to 19.5 million in the second quarter last year. The booked sales number for the large transaction I previously mentioned was 7.4 million. Excluding this transaction, booked sales increased 18%. K-12 sales declined 30% to 12.7 million from 18.1 million in the second quarter of 2007, and excluding our large transaction, K-12 booked sales increased 18%.

Booked sales outside of K-12 increased 19% to about 1.7 million from about 1.4 million in the second quarter last year. We continue to see strong growth internationally, up almost 70% in the quarter, and in our economically sensitive private practice markets, sales increased about 2%. We recognized approximately 56% of second quarter booked sales into revenue during the quarter compared to 48% in the second quarter last year, and the average of 48% for 2007 as a whole.

7.

We continue to make solid progress in improving our sales mix of business; Q2 was the best in six quarters. However, because so much of our revenue in the quarter is related to sales made in prior periods, this is not yet visible in our revenue mix.

Product revenue was 8.9 million and declined 19% year-over-year. Excluding our large transaction, license revenue increased 14% in the quarter. Service and support revenue increased 29% to $4.6 million, driven primarily by the number of schools on support and the Reading Progress Indicator which was introduced last year.

Sales to existing customers continue to be strong and represented 79% of total sales compared to 81% in the second quarter last year. For the first half of the year, revenue totaled 22.6 million compared to 23.4 million in the first six months of 2007; a decline of 4%.

Booked sales for the first half totaled 20.2 million, a decline of 20%, compared to 25.3 million in last year’s first half. K-12 booked sales were 17.4 million, down 25% from the prior year, and excluding our large transaction in both the first and second quarters last year, booked sales increased 19% year-over-year.

Gross net profit in the second quarter was $10.4 million and gross margins were 77%, compared to $12 million and 82% in the second quarter last year. We continue to see the same three elements effect gross margins as in the first quarter. Service and support, which has a lower margin than product revenue, is increased as a percentage of revenue to 34%, compared to 24% last year; this is primarily due to a higher number of schools on support, and the revenue impact of the Reading Progress Indicator. This revenue mix change was partially offset by improved service and support margins, which continue to increase, reaching 48% compared to 41% last year. The big driver in this improvement is a continued increase in support and Progress Tracker. Service margins themselves have improved, and we implemented a price increase in early July to improve these margins further. Product gross margins were 93% compared to 96% last year and it’s been affected by amortization and material costs associated with the Reading Assistant.

Amortization from the acquisition was $122,000 in the quarter and reduced product gross margins by 1.4%. For the first six months, gross margins overall were 74% compared to 78% last year. Operating expenses for the quarter increased 3% from $9.5 million in last year’s second quarter to $9.8 million this year. This was $1.3 million below the $11.1 million reported for the first quarter.

Both sales and marketing, and G&A expenses declined year-over-year with the only increase in R&D. The increase in R&D was due to the acquisition of the Reading Assistant product in the first quarter. In addition to an ongoing program to reduce costs, second quarter expenses benefited by a reduction in our estimates for incentive compensation. For the quarter, that adjustment compared to last year was $435,000.

For the first half, operating expenses totaled $20.8 million; an increase of 11% compared to $18.8 million in the first half of 2007. We have single-digit increases in sales and

8.

marketing and G&A expenses with a 57% increase in R&D spending, primarily due to the inclusion of the Reading Assistant team.

For the second quarter, our operating income was $690,000, compared to 2.5 million in the second quarter of 2007. For the first half, we had an operating loss of 4.2 million compared to an operating loss of $553,000 last year.

Stock compensation expense in the quarter totaled $642,000, compared to $471,000 last year, and depreciation and amortization totaled $323,000, compared to $81,000 last year. Adjusted EBITDA, which includes an adjustment for stock compensation, was $1.8 million for the quarter compared to 3.1 million last year. For the first half, adjusted EBITDA was a loss of 2.3 million in 2008, compared to a profit of $663,000 last year.

Interest and other income totaled $112,000 in the quarter compared to $254,000, last year, primarily due to lower cash balances. Our pre-tax income was $802,000 for the quarter compared to 2.8 million last year. For the first half, our pre-tax loss totaled 3.9 million compared to a pre-tax profit of $35,000 in the first half of 2007.

As we previously said, we expect our tax rate to be extremely variable. Our tax expense for the second quarter totaled 1.24 million, or 155% of pre-tax profit. Of this amount, 1.19 million was an increase in the valuation allowance for our deferred tax assets. As a result of this non-cash tax charge we had a net loss for the quarter of $438,000 and $0.03 per share, compared to 2.7 million of profit and $0.15 per share in the second quarter of last year.

During the second quarter, we used 2.5 million in cash from operating activities, less than the 2.8 million used in the second quarter of 2007. For the first half, we used 8.8 million in cash compared to 7.1 million in cash from operating activities last year. Capital spending in the quarter was small, $124,000 and below last year’s level of $282,000, when we were still investing in our CRM. Capital spending in the first half was 10.3 million, dominated by the acquisition of the Reading Assistant in Q1. At quarter end we had 2.3 million of cash and equivalents compared to 9.4 million as of June 30, 2007. The second quarter is typically the seasonal low for the year as we collect cash in the back half from seasonally high Q2 and Q3 sales activity.

In the last three years, we generated 8.2 million and 13.1 million, respectively, in cash from operations during the back half. Receivables remain in good shape; accounts receivable totaled 10.7 million on June 30 compared to 16.3 million on June 30, 2007, with DSOs of 67 days down from 75 days last year.

As you know, we do not provide forward-looking guidance, but let me make a couple of observations about the third quarter and back half. From a financial statement perspective, we expect to recognize approximately 5.3 million from our deferred revenue balance into revenue in the third quarter. Last year, we also recognized about 42% of third quarter sales into revenue. This is below the average for the year but consistent with

9.

the third quarter as our most important renewal quarter of the year. In the second half of 2007, we had no transactions over $1 million in size.

And now I’d like to turn the call back over to Bob.

Robert C. Bowen, Chairman and Chief Executive Officer

Thanks, Jane. We are pleased with the significant operating changes that have been made -and are being made to improve sales. The growing number of transactions over $100,000 is encouraging and demonstrates these changes are producing results.

We are beginning to see the impact of our cost actions and anticipate demonstrating increased leverage in the second half. We initiated more important changes in early Q3. While distracting from our financial performance in the short-term, we are very pleased with the addition of the Reading Assistant. Joining this unique fluency product to our family of Fast ForWord software has improved outreach to learning communities around the world and we believe the impact on sales will become more evident in the second half and even greater in 2009.

Student-centric learning designed to dramatically alter achievement outcomes for each individual student is now reality with the combination of brain research and advancing technology. We are quickly moving our software to anytime/anywhere delivery mode that will open up more market segments to our remarkable innovations. In the K-12 market, it will reduce cost of ownership and make the software easier to use and deploy. We continue to be persuaded that we are at the right place, at the right time relative to where the world learning markets are moving. At the same time, we are committed to getting our operating results in line with reasonable sales expectations.

We thank you for your support and continued interest in our unique business. Operator Kimberly we will be glad now to take questions.

Operator: Thank you, sir. [Operator Instructions] And our first question will come from John Lewis with Osmium Partners.

Q – John Lewis

Hi.

A – Robert Bowen

Hi. John?

Q – John Lewis

Hi, Bob. How are you?

10.

A – Robert Bowen

Good.

Q – John Lewis

Just a couple of quick questions. Andy went over this a little quickly but you talked about – I think Andy mentioned something about a deferral of management’s bonuses for you to hit your stretch goals. Can you hit what the stretch targeted objectives are for you to reach your bonuses that you are deferring?

A – Robert Bowen

Well let me be clear about the deferral. senior management took a reduction in base salary for the balance of the year – 15% for me, 10% for the other senior managers. If we hit the target that’s been given for the last half of the year, or for the full year, actually, then management would get that; if we don’t, they don’t get it back. We took those savings and we designed for the sales team, stretch goals – as Andy outlined and he can speak in more detail. Now we can’t and aren’t going to disclose exactly what those targets are, but it was an idea, one, to communicate to our employees the seriousness of reducing cost, and second, also to use some bucks to – without impacting our leverage – to incent the sales force to hit stretch goals beyond the likelihood of the target that they’re going to achieve for the year.

A – Andy Myers

That’s exactly correct. The message the sales organization received was that it would be new high watermark for K-12 sales for the organization, and that we needed to break through that threshold and so these goals were not necessarily tied to their goals they received at the beginning of the year, which are unchanged. These just take into consideration new people that might’ve joined the company who might see their goals as out of reach, that we want to make sure they stay very incented for the second half of the year, and those that might have surpassed their goals or be on their way to surpassing their goals that might stretch beyond them. So these stretch targets were really tied more to where do they stand right now, relative to the opportunity that they could have in the second half of the year if they stretch. And the sum of those incremental targets gets us to where we want to be.

Q – John Lewis

Okay. That’s fair enough. You also talk about a significant impact in terms of profitability in the back half of 2008. And I know you guys aren’t into giving guidance, but can you give us – I guess there’s an obvious place for you to cut, potentially in sales and marketing, how you’re doing business. But can you give us any color or feel what the P&L could look like? And where you see opportunity to significantly enhance your business in terms of profitability?

11.

A – Robert Bowen

What we were trying to say, John, is that we believe – for instance, if you really look at operating expenses in the second quarter, they were up modestly. And they wouldn’t have even been up if it wasn’t for these unusual costs coming into the business from the acquisition. But the overall impact is camouflaged somewhat by the one large transaction in the second quarter. So we believe with the actions we’ve already taken and the continuing actions, when we look at those financial statements it will become more obvious that we are gaining leverage – we’re gaining leverage on the business. That’s our goal, assuming, again, we can hit our sales targets for the last half of the year.

Q – John Lewis

Are you seeing any potential for any potential seven-figure deals in the pipeline?

A – Andy Myers

We have identified opportunities that we think have that potential, and those are the ones that Bob is working on directly with the regional sales directors. And we had, based on that initiative, sales of 3.9 million in the quarter, and we expect the next two quarters to be better. And so we think that the opportunity is there for us to increase that number throughout the rest of this year. Some of those deals don’t come in at seven figures, some do. But the point of it is, we’ve identified these as opportunities that are significant to us, but the sum of those opportunities helps us in this short-term period of time in which we’re trying to get the productivity gains up across the board.

Q – John Lewis

Right. Okay. That’s helpful. And just given your typical seasonality and what comes out of deferred, and I guess just cash collections, it looks like, hopefully, you can get your cash balance hopefully close to 10 million for September 30th. Does that seem like an unreasonable target?

A – Jane Freeman

No. We don’t comment on specific cash balances, but the – we typically generate a lot of cash in the back half of the year. That’s been our historical pattern, and we don’t see any reason to think that that won’t be true this year.

Q – John Lewis

Okay, I’ll jump back into the queue. Thank you.

A – Andy Myers

Thank you, John.

12.

Operator: Thank you. [Operator Instructions] And we do have a follow-up question from John Lewis.

A – Andy Myers

Hey, John.

Q – John Lewis

I thought there’d be some more questions. I guess what was your – can you give what your revenue was internationally for the quarter?

A – Jane Freeman

I don’t know exactly, John, what the international revenue number was. The booked sales number was about $350,000 and revenue would be a little below that.

A – Robert Bowen

But not a lot.

A – Jane Freeman

But not a lot below that, because of the nature of what we’re selling overseas.

A – Robert Bowen

And to let you know, for international, we book on cash. So we book on cash receipts. So when we get cash we book, but not before. So primarily, in the international market we’re selling licenses and so it’s pretty close. It’s much closer there.

Q – John Lewis

Okay. You – I think you also talked briefly about a – I know you guys were working on an Internet-enabled product. Can you talk about where you are there in terms of when you might be able to release something?

A – Andy Myers

I can’t give you a specific release date, but what I can say is all of the activities that we’re involved in, related to development, have an eye toward getting us web-enabled. So part of that is update of existing products, part of that is tied to testing and quality assurance to make sure that we’re ready. And it’ll help us in both K-12 and in other markets where we can leverage that capability.

Q – John Lewis

13.

Okay. Hypothetically, let’s say you had $10 million in cash. Given where the stock is, and given re-investment opportunities in the business and seeing what’s happened to the stock, where would you mark the priority of repurchasing stock versus potentially investing internationally or other initiatives that would really drive, further drive, revenue growth and bottom-line profitability? And also taking into consideration, obviously, the opportunity to buy your stock at fairly depressed prices?

A – Robert Bowen

I would say, John, that we just finished a board meeting today. At our next board meeting, and as we start to rebuild cash, we would revisit the use of that cash. I would say that our investment in international is pretty minimal, because we’re using a VAR channel. And we’re not adjusting our product for the international market. We’re really excited about what some of our partners there are doing. And we’re particularly excited about what we’re learning. And as we’ve indicated, Asia is our fastest growing market there, and there are some big opportunities.

But right now, we’re really focused on gaining cost leverage and building our cash position while we learn about these other markets, and getting our product so it can be delivered on the web anytime, anywhere. And that will open up not only – not only a better fit in the international market, because a lot of our work there with our VARs is center-based, tutoring center-based. But it will open up other segments of the K-12 market in other areas. So that’s kind of our focus. And, certainly, once we get that cash rebuilt then the board obviously would be discussing the best deployment along with management.

Q – John Lewis

Okay. That’s fair enough. Are insiders at all restricted? Or are you – will your window open in 48 hours here?

A – Robert Bowen

I think it opens. We were just taking about that. I believe it opens – I think it’s three days, but we’ll double check that. But it’ll be opening fairly shortly. In the next three days or so it’ll be opening back up.

Q – John Lewis

Okay. Yes. Just over the last year, obviously, Warburg got out at $5 nearly a year ago. The shareholders have had a rough ride. I think you guys are doing all the right things to restore value. But given your enthusiasm and optimism for the business, I think there’d be no louder signal you could send to investors than having insiders step in and purchase stock. That’s all I have. Thanks.

A – Robert Bowen

14.

Thanks.

A – Andy Myers

Thanks, John. We appreciate that input and advice.

Operator: Thank you. Our next question will come from Robert Nider who is a private investor.

Q

Hello, gentlemen. You commented that the recent acquisition of the Reading Assistant has depressed your profits. Could you quantitate that including the kind of cost that you’ve had from the combination of the Reading Assistant with Fast ForWord? And also, can these costs – what do you see going forward in terms of any synergies or cost reductions?

A – Robert Bowen

Well, the fundamental cost that we had was the acquisition cost that’s being amortized into our statements. But the expense element of that is actually the development team that we acquired who have the skills in maintaining the speech recognition engine, putting content into that, so, working the software capability. And one of the things here, we acquired a great innovative product that’s simple to use, and simple to deploy. And the reading community in K-12 and in other areas of learning markets really like this notion. But we’ve got to build that revenue. And, obviously, in K-12 you have a longer cycle. So what will happen is that it’s not that those costs come down dramatically, but as that revenue builds it will be very in line then like our regular R&D work. Our regular development work tends to run around 10%, so we see that coming in line, not adding dramatically, but we see those things coming in line particularly as we move through the back half and move into 2009.

Q

Could you break down at all the sales from Reading Assistant?

A – Robert Bowen

No. We don’t break out our lines.

Q

Okay. And one last question. You, in your report, you spent a fair amount of time discussing what would have been, without the 3.2 million transaction from a year ago, and you comment you weren’t able replicate it. I assume this is not a transaction that is going to be duplicated. You’re just saying you had one big sale last year?

15.

A – Robert Bowen

Yes. We’ve had two of this nature in our existence. The first one was in 2004, and was in – it was Philadelphia, which was a district-wide purchase. And this was the second one. So those are very atypical. It’s more usual for a school district, like Dallas who is district-wide at the high school and middle schools, to buy us over a period of years. We’re a little conflicted because it’s always nice to get the big one. But we can’t, we just can’t crawl back over that. So for our business, bringing these big deals in over a period of years is much more consistent. And one of the disciplines we’ve had in the business, and we continue to do this, I think well, is we really don’t pursue those big, large, multi-million dollar deals. We really focus on the deals over $100,000, but not of the multi-million dollar magnitude, because we can make them more quickly. But every once in a while we have an advocate and a district gets results, like Philadelphia and Duval, where they make that change, so.

Q

Thank you.

A – Robert Bowen

And one other thing I would point out, the 3.2 million you had was – that was just the software license revenue, which is a very high margin. So that was the revenue impact of the sale, the biggest impact of the sale, in the second quarter. But the actual booked sales was seven – just under $7.4 million, which was 38% of the Q2 sales in 2007. So we were – what we were trying to do is just to show what was happening if you set that aside to our base business and to our revenue flow, just in our ongoing deal volume that we do see increasing. And we hope we can carry that momentum, obviously, into the second half, third and fourth quarter.

Q

Just a follow-up. On a large transaction like that, what kind of service and support revenue will you get on a yearly basis?

A – Robert Bowen

Well that contract, that 7.4 million was a five year contract for service, support and Progress Tracker. And I’m, just off the top of my head, I guess it’s 10% a year.

Q

Okay.

16.

A – Robert Bowen

Something like that. That’s close.

Jane said about 800. So that would be about 11%. So somewhere in that area.

Operator: Thank you. [Operator Instruction] And it does appear we have no further questions at this time. Mr. Bowen, I would like to turn the call back over to you sir, for any further comments or closing remarks.

Robert C. Bowen, Chairman and Chief Executive Officer

Thank you, operator. Jane, Andy and myself will be glad to take follow-up calls. We have calls, for those that listen to this on the web, feel free to call us. I would tell you that shortly I’m running to catch a plane and will be on the road for the next couple of days. So if you can initially call Jane or Andy, I would appreciate it. Or just leave me a message and I’ll definitely give you a call next week Monday, Tuesday I will give you a call. So we look forward if you have follow-on questions. We’re delighted to talk with you. Again, we appreciate your interest and support for the business. Thank you.

Operator: Thank you. Ladies and gentlemen, that does conclude today’s teleconference. We would like to thank everyone for their participation in today’s call. Have a great rest of your day.

DISCLAIMER The information herein is based on sources we believe to be reliable but is not guaranteed by us and does not purport to be a complete or error-free statement or summary of the available data. As such, we do not warrant, endorse or guarantee the completeness, accuracy, integrity, or timeliness of the information. You must evaluate, and bear all risks associated with, the use of any information provided hereunder, including any reliance on the accuracy, completeness, safety or usefulness of such information. This information is not intended to be used as the primary basis of investment decisions. It should not be construed as advice designed to meet the particular investment needs of any investor. This report is published solely for information purposes, and is not to be construed as financial or other advice or as an offer to sell or the solicitation of an offer to buy any security in any state where such an offer or solicitation would be illegal. Any information expressed herein on this date is subject to change without notice. Any opinions or assertions contained in this information do not represent the opinions or beliefs of FactSet CallStreet, LLC. FactSet CallStreet, LLC, or one or more of its employees, including the writer of this report, may have a position in any of the securities discussed herein.

THE INFORMATION PROVIDED TO YOU HEREUNDER IS PROVIDED “AS IS,” AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, FactSet CallStreet, LLC AND ITS LICENSORS, BUSINESS ASSOCIATES AND SUPPLIERS

17.

DISCLAIM ALL WARRANTIES WITH RESPECT TO THE SAME, EXPRESS, IMPLIED AND STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, COMPLETENESS, AND NON-INFRINGEMENT. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER FACTSET CALLSTREET, LLC NOR ITS OFFICERS, MEMBERS, DIRECTORS, PARTNERS, AFFILIATES, BUSINESS ASSOCIATES, LICENSORS OR SUPPLIERS WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS OR REVENUES, GOODWILL, WORK STOPPAGE, SECURITY BREACHES, VIRUSES, COMPUTER FAILURE OR MALFUNCTION, USE, DATA OR OTHER INTANGIBLE LOSSES OR COMMERCIAL DAMAGES, EVEN IF ANY OF SUCH PARTIES IS ADVISED OF THE POSSIBILITY OF SUCH LOSSES, ARISING UNDER OR IN CONNECTION WITH THE INFORMATION PROVIDED HEREIN OR ANY OTHER SUBJECT MATTER HEREOF.

The contents and appearance of this report are Copyrighted FactSet CallStreet, LLC 2008. CallStreet and FactSet CallStreet, LLC are trademarks and service marks of FactSet CallStreet, LLC. All other trademarks mentioned are trademarks of their respective companies. All rights reserved.

18.

Scientific Learning Corporation
Supplemental Information

Reconciliation of Booked Sales, Revenue and Change in Deferred Revenue

$s in thousands
	Second Quarter		First Half

	2008	2007	2008	2007

Booked Sales	$14,337	$19,482	$20,232	$25,320
Less Revenue	13,481	14,577	22,566	23,390

Net (Decrease) increase in current and long-term deferred	$856	$4,905	$(2,334)	$1,930

Beginning balance in current and long-term deferred	19,765	16,185	22,955	19,159
Ending balance in current and long-term deferred	$20,621	$21,090	$20,621	$21,090

Reconciliation of Booked Sales and Revenue for Significant Customer

$s in thousands	Total Revenue Second Quarter		Product Revenue Second Quarter

	2008	2007	2008	2007

Revenue	$13,481	$14,577	$8,907	$11,026
Revenue from Significant Customer - Product	—	3,229	—	3,229

Revenue less revenue from Significant Customer	$13,481	$11,348	$8,907	$7,797

Booked Sales	$14,337	$19,482
Booked Sales from Significant Customer	—	7,356

Booked sales less sales from Significant Customer	$14,337	$12,126

Booked sales is a non-GAAP financial measure that we believe to be a useful measure of the current level of business activity both for management and for investors. Booked sales equals the total value (net of allowances) of software and services invoiced in the period. Because a significant portion of our revenue is recognized over a period of months, booked sales is a good indicator of current activity. The table above shows the reconciliation of booked sales, revenue, and changes in deferred revenue.

Reconciliation of Net Income to Adjusted EBITDA

$s in thousands
	Second Quarter		First Half

	2008	2007	2008	2007

Net Income (Loss)	$(438)	$2,659	$(5,102)	$31
Adjustments to reconcile to Adj EBITDA:
Income Tax provision	1,240	112	1,243	4
Interest Expense (income)	(10)	(216)	(163)	(471)
Depreciation	129	81	222	163
Amortization	194	—	373	—
Stock compensation expense	642	471	1,175	936

Adjusted EBITDA	$1,757	$3,107	$(2,252)	$663

Adjusted earnings before interest, taxes, depreciation, amortization and stock compensation expense (Adjusted EBITDA) is a non-GAAP financial measure we believe to be a useful measure of the resources available to the company in the current period. We also believe that Adjusted EBITDA will be useful in allowing investors to compare our performance with that of other companies. The table above shows a reconciliation of Adjusted EBITDA to Net Income, the closest GAAP measure.

Scientific Learning Corporation
Supplemental Information

Non-Cash Charges

$s in thousands	Second Quarter			First Half

	2008			2008

	Depreciation & Amortization	Stock-based Compensation	Total	Depreciation & Amortization	Stock-based Compensation	Total

Included in:
Cost of Products	123	0	123	236	0	236
Cost of Service and Support	21	54	75	40	97	136
Operating Expenses	179	589	768	320	1079	1398

Total	$323	$642	$965	$595	$1,175	$1,770

$s in thousands	Second Quarter			First Half

	2007			2007

	Depreciation & Amortization	Stock-based Compensation	Total	Depreciation & Amortization	Stock-based Compensation	Total

Included in:
Cost of Products	0	0	0	0	0	0
Cost of Service and Support	8	55	63	17	103	120
Operating Expenses	73	415	488	147	833	980

Total	$81	$471	$552	$163	$936	$1,099